Exhibit 10.3

ESCROW AGREEMENT

Escrow Agreement (the “Escrow Agreement”) dated as of the effective date (the “Effective Date”) set forth on Schedule 1 hereto (“Schedule 1”) by and among the corporation identified as the “Company” on Schedule 1 hereto (the “Company”), the company identified on Schedule 1 hereto as Katalyst Securities LLC, (“Depositor #1”), the company identified on Schedule 1 hereto as GP Nurmenkari, Inc., (“Depositor #2”) (Depositor #1 and Depositor #2 collectively the “Depositors”) and Delaware Trust Company, as escrow agent hereunder (the “Escrow Agent”).

WHEREAS, the Company intends to offer and sell to certain investors (the “Subscribers”) and the Subscribers desire to purchase from the Company in a private placement offering (the “Offering”), units of the Company (the “Units”) consisting of (i) one 12% Senior Secured Convertible Promissory Note in the face amount of $1,150 (the “Note”) and (ii) one warrant representing the right to purchase eleven thousand five hundred (11,500) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), exercisable for a period of five (5) years from issuance at an exercise price of $0.10 per share. Each Note is convertible into shares of the Common Stock (the “Conversion Shares”) at a conversion price and on the terms set forth in the Note. The Company intends to raise a minimum of gross proceeds of Five Hundred Thousand Dollars ($500,000) (the “Minimum Offering Amount”) and a maximum of gross proceeds of Three Million Six Hundred Thousand Dollars ($3,600,000), which includes a Six Hundred Thousand Dollar Over-Allotment Option, (the “Maximum Offering Amount”). The offering price per Unit shall be One Thousand Dollars ($1,000.00) (the “Purchase Price”);

WHEREAS, the Offering is being made on a reasonable best efforts basis until the Minimum Offering Amount is reached, to “accredited investors,” as such term is defined in Rule 501 of Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D;

WHEREAS, the Units may be offered through May 19, 2017 (the “Initial Offering Period”), which period may be extended, at the discretion of the Company and the Placement Agents (this additional period and the Initial Offering Period shall be referred to as the “Offering Period”);

WHEREAS, the initial closing of the Offering (the “Initial Closing”) is conditioned on the receipt of acceptable subscriptions by the Company and the satisfaction of other closing conditions (collectively, the “Initial Closing Conditions”);

WHEREAS, after the Initial Closing, the Company and the Depositors may mutually agree to continue the Offering until the Maximum Offering Amount has been reached or the end of the Offering Period, whichever is earlier, and subsequent closings (each, a “Subsequent Closing”) may take place on an intermittent basis, as deemed practical by the Company and the Depositors, conditioned on the receipt of acceptable subscriptions (this requirement for the receipt of acceptable subscriptions, together with certain other conditions to closing, are collectively referred to as the “Subsequent Closing Conditions”);

WHEREAS, the Subscribers in the Offering in connection with their intent to purchase the Securities in the Offering, shall execute and deliver Subscription Agreements and certain related documents memorializing the Subscriber’s agreements to purchase and the Company’s agreement to sell the Securities set forth therein at the Purchase Price;

WHEREAS, the parties hereto desire to provide for the safekeeping of the Escrow Deposit (as defined below) until such time as the Escrow Deposit is released by the Escrow Agent in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Escrow Agent has agreed to accept, hold, and disburse the Escrow Deposit deposited with it and the earnings thereon in accordance with the terms of this Escrow Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.            Appointment.  The Company and Depositors hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.            Escrow Fund.  On or before the Initial Closing, or on or before any Subsequent Closing with respect to the Securities sold after the Initial Closing, each Subscriber shall have delivered to the Escrow Agent the full Purchase Price for the total number of Securities subscribed for by such Subscriber by check sent to the Escrow Agent at its address set forth on Schedule 1 hereto, or by wire transfer of immediately available funds pursuant to the wire transfer instructions set forth on Schedule 2 hereto, to the account of the Escrow Agent referenced on Schedule 2 hereto. All funds received from the Subscribers in connection with the sale of the Securities in the Offering shall be deposited with the Escrow Agent (the “Escrow Deposit”). The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (the “Escrow Fund”) as directed in Section 3 hereto.

3.            Investment of Escrow Fund.  During the term of this Escrow Agreement, the Escrow Fund shall be invested and reinvested by the Escrow Agent in the investment indicated on Schedule 1 hereto, or such other investments as shall be directed jointly in writing by the Company and the Depositors and as shall be acceptable to the Escrow Agent. All investment orders involving U.S. Treasury obligations, commercial paper and other direct investments may be executed through broker-dealers selected by the Escrow Agent. Periodic statements will be provided to the Company and the Depositors reflecting transactions executed on behalf of the Escrow Fund. The Company and the Depositors, upon written request, will receive a statement of transaction details upon completion of any securities transaction in the Escrow Fund without any additional cost. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment indicated on Schedule 1 hereto, or any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund. The Escrow Agent may earn compensation in the form of short-term interest (“float”) on items like uncashed distribution checks (from the date issued until the date cashed), funds that the Escrow Agent is directed not to invest, deposits awaiting investment direction or received too late to be invested overnight in previously directed investments.

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4.           Disposition and Termination.  The Depositors and the Company agree to notify the Escrow Agent in writing of any valid revocations and the Initial Closing date of the Offering. Additionally, subsequent to an Initial Closing, the Depositors and the Company agree to notify the Escrow Agent in writing of Subsequent Closing dates, if any, and of the termination of the Offering. Upon receipt of such written notification(s), the following procedures will take place:

(i)	Release of Escrow Fund upon Initial Closing. Prior to the Initial Closing, the Company and the Depositors shall deliver to the Escrow Agent joint written instructions executed by a duly authorized executive officer of each of the Company and the Depositors (“Instructions”), which Instructions shall provide the day designated as the Initial Closing date, and shall specify the time and payment instructions, including the address and tax identification number of each payee, of the Escrow Fund, including with respect to placement fees that may be disbursed to each Depositor or to any other placement agent or selected dealer with respect to the Offering. Further, the Instructions shall include an acknowledgement and agreement from the Company and Depositors that as of the Initial Closing date, the Initial Closing Conditions have been or will be fully satisfied. The Escrow Agent shall, at the time and in accordance with the payment instructions specified in the Instructions, deliver the Escrow Fund (without interest).

(ii)	Release of Escrow Fund upon a Subsequent Closing. Prior to a Subsequent Closing, the Company and the Depositors shall deliver Instructions to the Escrow Agent, which Instructions shall provide the day designated as the Subsequent Closing date, and acknowledge and agree that as of the Subsequent Closing date the Subsequent Closing Conditions have been or will be fully satisfied and shall specify the time and payment instructions, including the address and tax identification number of each payee, of the Escrow Fund, including with respect to placement fees that may be disbursed to each Depositor or to any other placement agent or selected dealer. The Escrow Agent shall, at the time and in accordance with the payment instructions specified in the Instructions, deliver the then Escrow Fund (without interest).

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(iii)	Release of Certain Escrow Funds on Termination of Offering. In the event that the Escrow Agent shall have received written notice executed by a duly authorized executive officer of each of the Company and the Depositors indicating that the Offering has been terminated prior to the Initial Closing and designating a termination date, the Escrow Agent shall (i) as soon as practicable provide a copy of such termination to the Depositors and (ii) return to each Subscriber, the Purchase Price (without interest and deduction) delivered by such Subscriber to the Escrow Agent. The Company and Depositors shall provide the Escrow Agent with time and payment instructions, including the address and tax identification number of each payee, for each Subscriber whose Purchase Price the Escrow Agent is to deliver pursuant to this Section (but in no case shall the Escrow Agent deliver such Purchase Price more than three (3) days following receipt by the Escrow Agent of such delivery instructions).

(iv)	Return of Escrow Fund on Rejection of Subscription. In the event the Company determines it is necessary or appropriate to reject the subscription of any Subscriber for whom the Escrow Agent has received an Escrow Deposit, the Company shall deliver written notice of such determination to the Escrow Agent and the Depositors which notice shall include the time and payment instructions, including the address and tax identification number of each payee, for the return to such Subscriber of the Purchase Price delivered by such Subscriber. The Escrow Agent shall deliver such funds (without interest and deduction) pursuant to such written notice (but in no case shall the Escrow Agent deliver such Purchase Price more than three (3) days following receipt by the Escrow Agent of such delivery instructions).

(v)

Return of Escrow Fund on Revocation of Subscription. In the event that the Escrow Agent shall have received written notice executed by a duly authorized executive officer of each of the Company and the Depositors indicating that any subscription has been revoked prior to the Initial Closing, pursuant to the subscription agreement between the Company and the relevant Subscriber, the Escrow Agent shall return to such revoking Subscriber, the Purchase Price (without interest and deduction) delivered by such Subscriber to the Escrow Agent. The Company and the Depositors shall provide the Escrow Agent with time and payment instructions, including the address and tax identification number of each payee, for each Subscriber whose Purchase Price the Escrow Agent is to deliver pursuant to this Section (but in no case shall the Escrow Agent deliver such Purchase Price more than three (3) days following receipt by the Escrow Agent of such delivery instructions).

(vi)	Delivery Pursuant to Court Order. Notwithstanding any provision contained herein, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a “Court Order”), the Escrow Agent shall deliver the Escrow Fund in accordance with the Court Order. Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

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Upon delivery of the Escrow Deposit by the Escrow Agent (i) to the Company following the Initial Closing, if there are to be no Subsequent Closings, (ii) to the Company following a Subsequent Closing, or (iii) to the Subscribers upon termination of the Offering, prior to the Initial Closing, as the case may be, and in each case notice of termination of the Offering having been delivered by the Company and the Depositors to the Escrow Agent, this Escrow Agreement shall terminate, subject to the provisions of Section 8.

5.            Escrow Agent.  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Company or Depositors. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.            Succession.  The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving ten (10) Business Days (as defined below) advance notice in writing of such resignation to the other parties hereto specifying a date when such resignation shall take effect. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated shall be the Escrow Agent under this Escrow Agreement without further act.

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7.            Fees.  The Company agrees to (i) pay the Escrow Agent upon the Closing and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 4 hereto, and (ii) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney’s fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement. The Escrow Agent is authorized to deduct such fees from the Escrow Fund at the time of the Initial Closing without prior authorization from the Company or the Depositors. In the event that the Offering is terminated prior to the Initial Closing, the Company agrees to pay the Escrow Agent the Review Fee and the Acceptance Fee as described in Schedule 4 hereto.

8.            Indemnity.  The Company shall indemnify and save harmless the Escrow Agent and its directors, officers, agents and employees (the “indemnitees”) from all loss, liability or expense (including the reasonable fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from the Company and/or the Depositors, except to the extent that (x) its following any such instruction or direction is in violation of the terms hereof or (y) such loss, liability or expense is due to the gross negligence or willful misconduct of a Depositor, in which case such Depositor shall be the indemnifying party hereunder. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

9.            TINs.  The Company and the Depositors each represent that its correct TIN assigned by the Internal Revenue Service or any other taxing authority is set forth in Schedule 1 hereto. No interest shall be payable under this Escrow Agreement. Unless otherwise indicated in writing by the Company and the Depositors, no taxes or other withholdings are required to be made under applicable law or otherwise with respect to any payment to be made by Escrow Agent. All documentation necessary to support a claim of exemption or reduction in such taxes or other withholdings has been timely collected by Company and the Depositor and copies will be provided to Escrow Agent promptly upon a request therefor. Unless otherwise agreed to in writing by Escrow Agent, all tax returns required to be filed with the IRS and any other taxing authority as required by law with respect to payments made hereunder shall be timely filed and prepared by Company and/or the Depositors, as applicable, including but not limited to any applicable reporting or withholding pursuant to the Foreign Account Tax Compliance Act (“FATCA”).  The parties hereto acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FATCA reporting with respect to the Escrow Fund.    The Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities as it determines may be required by any law or regulation in effect at the time of the distribution.

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10.        Notices.  All communications hereunder shall be in writing and shall be deemed to be duly given and received:

(i)	upon delivery if delivered personally or upon confirmed transmittal if by facsimile;
(ii)	on the next Business Day (as defined herein) if sent by overnight courier; or

(iii)	four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth on Schedule 1 hereto or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (ii) and (iii) of this Section 10, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth on Schedule 1 hereto is authorized or required by law or executive order to remain closed.

11.          Security Procedures.  In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 3 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Company or the Depositors to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

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12.          Miscellaneous.  The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 6, without the prior consent of the other parties, which consent shall not be unreasonably withheld. This Escrow Agreement shall be governed by and construed under the laws of the State of Delaware. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the parties hereto have executed this Subscription Escrow Agreement as of the date set forth in Schedule 1.

Delaware Trust Company
as Escrow Agent

By:	/s/ Alan R. Halpern
Name: Alan R. Halpern
Title: Vice President

COMPANY

ENUMERAL BIOMEDICAL HOLDINGS, INC.

By:	/s/ Kevin G. Sarney
Name: Kevin G. Sarney
Title: Vice President of Finance, Chief Accounting Officer and Treasurer

DEPOSITOR ONE:

KATALYST SECURITIES LLC

By:	/s/ Michael A. Silverman
Name: Michael A. Silverman
Title: Managing Director

DEPOSITOR TWO:

GP NURMENKARI, INC.

By:	/s/ Robert Fitzpatrick
Name: Robert Fitzpatrick
Title: Chief Compliance Officer

By:	/s/ Jeffrey Berman
Name: Jeffrey Berman
Title: Director

Schedule 1

Effective Date:	May 9, 2017

Name of Company:	ENUMERAL BIOMEDICAL HOLDINGS, INC.

Company Notice Address:	200 Cambridge Park Drive, Suite 2000
Cambridge, MA 02140

Facsimile:	617-945-9148

Company TIN:	99-0376434

With a copy to:	Duane Morris LLP
(which shall not constitute notice)	1540 Broadway
New York, NY 10036
Attn: Michael D. Schwamm

Facsimile:	212 208 4451

Name of Depositor One:

Depositor One:	Katalyst Securities LLC
1330 Avenue of the Americas, 14th Floor
New York, NY 10019
Attn: Michael Silverman
Email: mas@katalystsecurities.com
Depositor One TIN:	23-3071873

With a copy to:	Barbara J. Glenns, Esq.
(which shall not constitute notice)	30 Waterside Plaza, Suite 25G
New York, NY 10010
Email: bjglenns@barbarajglenns.com

Name of Depositor Two:

Depositor Two:	GP Nurmenkari, Inc.
64 Wall Street, Suite 402
Norwalk, CT 06850
Email: apezone@gpnurmenkari.com
Depositor Two TIN:	80-0560431

With a copy to:	CKR Law, LP
(which shall not constitute notice)	1330 Avenue of the Americas, 14th Floor
New York, NY 10019
Attention: Scott E. Rapfogel, Esq.
Email: srapfogel@ckrlaw.com

Escrow Deposit:	Up to $3,600,000.00, in whole or in parts

Security:	Unit consisting of (i) one 12% Senior Secured Convertible Promissory Note in the face amount of $1,150 (the “Note”) and (ii) one warrant representing the right to purchase eleven thousand five hundred (11,500) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), exercisable for a period of five (5) years from issuance, at an exercise price of $0.10 per share (the “Warrants”).

Purchase Price:	$1,000.00 per Unit

Investment:

☐	Goldman Sachs Financial Square Funds Prime Obligations Fund Service Shares (the “Share Class”), an institutional money market mutual fund for which the Escrow Agent serves as shareholder servicing agent and/or custodian or subcustodian. The parties hereto: (i) acknowledge Escrow Agent’s disclosure of the services Escrow Agent is providing to and the fees it receives from Goldman Sachs; (ii) consent to the Escrow Agent’s receipt of these fees in return for providing shareholder services for the Share Class; and (iii) acknowledge that the Escrow Agent has provided on or before the date hereof a Goldman Sachs Financial Square Funds Prime Obligations Fund Service Shares prospectus which discloses, among other things, the various expenses of the Share Class and the fees to be received by the Escrow Agent.

☐	Such other investments as the Company, the Depositors and Escrow Agent may from time to time mutually agree upon in a writing executed and delivered by the Company and the Depositors and accepted by the Escrow Agent.

☒	The funds shall not be invested.

Escrow Agent notice address:
Delaware Trust Company
2711 Centerville Road
One Little Falls Centre
Wilmington, DE 19808
Attention: Alan R. Halpern
Email: trustadmin@delawaretrust.com
Fax No.: 302-636-8666

Escrow Agent’s compensation:     See Appended Schedule 4.

Schedule 2

Wire Instructions

PNC Bank
300 Delaware Avenue
Wilmington DE 19899
ABA# 031100089
SWIFT Code: PNCCUS33
Account Name: Delaware Trust Company
Account Number: 5605012373
FFC: ENUMERAL BIOMEDICAL HOLDINGS, INC. Subscription
Escrow #4; Account # 79-2997
MUST INCLUDE THE SUBSCRIBER’S NAME

Schedule 3

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Company:

	Name	Telephone Number(s)

1.	Matthew A. Ebert	617-800-0610

2.	Kevin G. Sarney	617-674-1872

If to Depositors:

Name	Telephone Number

DEPOSITOR ONE - Katalyst Securities LLC

1.	Michael A. Silverman	917-696-1708

2.	Barbara J. Glenns	212-689-6153

DEPOSITOR TWO- GP NURMENKARI, INC.

1.	Albert Pezone	212-447-5550

Telephone call-backs may be made to the Company and the Depositors if joint instructions are required pursuant to this Escrow Agreement.

Schedule 4

REVIEW FEE:

For initial examination of the Escrow Agreement and all supporting documents. This is a one-time fee payable upon execution of the agreement.

$500.00

ACCEPTANCE FEE:

For initial services associated with establishing the Escrow Account. This is a one-time fee payable upon execution of the agreement.

$500.00

ANNUAL ADMINISTRATION FEE:

An annual charge or any portion of a 12-month period thereof. This fee is payable 45 days after the opening of the Escrow Account or prior to the final disbursement of the Escrow Fund, whichever event occurs first, and in advance of the annual anniversary date thereafter. This charge is not prorated for the first year. There is an additional annual charge of $250.00/subaccount opened.

$2,250.00 covering up to 100 deposits. There will be an additional administration fee of $750.00 for each block of 50 deposits over the initial 100 deposits.

TRANSACTION FEES:

Wire transfer of fund: $35.00/domestic wire initiated; $50.00/international wire initiated

Checks Cut: $10.00/check cut

Securities Purchase (Buy and Sell): $50.00/transaction

Returned Check: $30.00/returned item

Out-of-pocket expenses, fees and disbursements and services of an unanticipated or unexpected nature are not included in the above schedule.